State of Delaware
Secretary of State
Division of Corporations
Delivered 01:56 PM 09/10/2020
FILED 01:56 PM 09/10/2020
SR 20207205751 - File Number 3635063

STATE OF DELAWARE
CERTIFICATE OF INCORPORATION
A STOCK CORPORATION

The undersigned Incorporator, desiring to form a corporation under pursuant to the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. The name of the Corporation is InterPrivate IV Capital Partners Corp.

2. The Registered Office of the corporation in the State of Delaware is located at 919 North Market Street, Suite 950 (street), in the City of Wilmington, County of New Castle Zip Code 19801. The name of the Registered Agent at such address upon whom process against this corporation may be served is InCorp Services, Inc.

3. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total amount of stock this corporation is authorized to issue is 1,500 shares (number of authorized shares) with a par value of $0.01 per share.

5. The name and mailing address of the incorporator are as follows:

Name Jennifer Shaw
Mailing Address 3773 Howard Hughes Pkwy. - Suite 500S
Las Vegas NV Zip Code 89169-6014

By: ______________________
Incorporator

Name: Jennifer Shaw
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